Exhibit 2

Bitfarms and Riot Announce Settlement

- Andrés Finkielsztain Steps Down from Board -

- Bitfarms Appoints Amy Freedman to Board of Directors -

- Board to Nominate an Independent Director for Election at Special Meeting -

- Standstill Agreement Through 2026 Annual Meeting -

This news release constitutes a “designated news release” for the purposes of the Company’s prospectus supplement dated March 8, 2024, to its short form base shelf prospectus dated November 10, 2023.

Toronto, Ontario and Brossard, Québec and Castle Rock, Colorado, (September 23, 2024) - Bitfarms Ltd. (NASDAQ/TSX: BITF) (“Bitfarms” or the “Company”), a global leader in vertically integrated Bitcoin data center operations, and Riot Platforms Inc. (NASDAQ: RIOT) (“Riot”), an industry leader in vertically integrated Bitcoin (“BTC”) mining, today announced that Bitfarms and Riot have entered into a settlement agreement (the “Agreement”) in advance of the Special Meeting of Bitfarms Shareholders (the “Special Meeting”) currently scheduled for November 6, 2024, which will now be held virtually.

Under the terms of the Agreement:

•	Andrés Finkielsztain has stepped down from Bitfarms’ Board of Directors (the “Board”).

•	Bitfarms has appointed Amy Freedman to its Board and the Governance and Nominating Committee and Compensation Committee of the Board, effective immediately.

•	Riot has agreed to withdraw its June 24, 2024 requisition, as amended, and to accept customary standstill provisions through the Bitfarms 2026 Annual Meeting, with certain exceptions.

•	At the Special Meeting, shareholders will be asked to approve an expansion of the Board from five members to six members, to elect an independent director nominated by the Board to serve as the sixth member of the Board, and to ratify the Company’s July 24, 2024, shareholder rights plan. Riot has agreed to vote in favour of these matters.

•	The Company has provided Riot with certain rights (subject to certain exceptions) to purchase shares of the Company provided Riot holds 15% or more of the outstanding common shares of the Company.

As a result of the agreement to nominate an additional director for election at the Special Meeting, the Special Meeting may be delayed, but in no event will it be held later than November 20, 2024. The Company will update its shareholders on the timing of the Special Meeting as soon as it can.

Brian Howlett, Independent Chairman of the Board, said “The Bitfarms Board is committed to effectively overseeing the execution of the Company’s strategic plan as we work to position Bitfarms to capitalize on the opportunities ahead. Additionally, we recognize the importance of refreshment and having the right mix of skills, experience and diversity, and we are always open to adding qualified candidates with valuable insights and perspectives to strengthen our Board. We are pleased to reach this agreement with Riot, which we believe is in the best interests of all Bitfarms shareholders.”

Mr. Howlett continued, “On behalf of the Board and the entire company, I thank Andrés for his invaluable contributions to Bitfarms over the last four years. He brought great insights to the boardroom with his extensive knowledge of the financial and crypto industry. We wish him well in his future endeavors. We look forward to leveraging Amy’s extensive experience advising public companies as the Board works together to enhance shareholder value.”

Ben Gagnon, Chief Executive Officer of Bitfarms, said, “We are pleased to reach this agreement with Riot and look forward to turning our full attention to executing our growth strategy. We remain focused on diversifying the business beyond Bitcoin mining into exciting and synergistic new areas like energy generation, energy trading, heat recycling and other high value revenue streams like HPC/AI.”

Jason Les, Chief Executive Officer of Riot, said, “This agreement represents a significant step to advance shareholder value creation at our respective companies and we are pleased to have reached this constructive resolution with Bitfarms. As Bitfarms’ largest shareholder, we look forward to supporting a reconstituted Bitfarms Board and continued engagement with management.”

A copy of the Agreement will be filed on Form 6-K with the U.S. Securities and Exchange Commission (“SEC”) and will be posted to the Company’s SEDAR+ profile at www.sedarplus.ca.

About Amy Freedman

Amy is a corporate governance and public capital markets expert with over 25 years of experience. She is currently an advisor to Ewing Morris and Co. Investment Partners, an alternative asset manager with both equity and credit strategies. In her role, Amy spearheads the fund’s engagement investment opportunities. Previously, she was CEO of Kingsdale Advisors, a leading shareholder services and advisory firm specializing in strategic and defensive advisory, governance advisory, proxy and voting analytics and investor communications. Ms. Freedman has spent over 15 years in capital markets as an investment banker with global firms including Stifel Financial Corp. (NYSE: SF) and Morgan Stanley (NYSE: MS).

Ms. Freedman is currently a director on the boards of Mandalay Resources Corporation (TSX: MND, OTCQB: MNDJF), Irish Residential Properties REIT plc (ISE: IRES) and American Hotel Income Properties REIT (TSX: HOT.UN, HOT.U). She holds an MBA and a JD from the University of Toronto.

About Bitfarms Ltd.

Founded in 2017, Bitfarms is a global vertically integrated Bitcoin mining data center company that contributes its computational power to one or more mining pools from which it receives payment in Bitcoin. Bitfarms develops, owns, and operates vertically integrated mining facilities with in-house management and company-owned electrical engineering, installation service, and multiple onsite technical repair centers. The Company’s proprietary data analytics system delivers best-in-class operational performance and uptime.

Bitfarms currently has 12 operating Bitcoin data centers and two under development situated in four countries: Canada, the United States, Paraguay, and Argentina. Powered predominantly by environmentally friendly hydro-electric and long-term power contracts, Bitfarms is committed to using sustainable and often underutilized energy infrastructure.

To learn more about Bitfarms’ events, developments, and online communities:

www.bitfarms.com

https://www.facebook.com/bitfarms/

https://twitter.com/Bitfarms  io

https://www.instagram.com/bitfarms/

https://www.linkedin.com/company/bitfarms/

About Riot Platforms, Inc.

Riot’s (NASDAQ: RIOT) vision is to be the world’s leading Bitcoin-driven infrastructure platform. Our mission is to positively impact the sectors, networks and communities that we touch. We believe that the combination of an innovative spirit and strong community partnership allows Riot to achieve best-in-class execution and create successful outcomes.

Riot, a Nevada corporation, is a Bitcoin mining and digital infrastructure company focused on a vertically integrated strategy. Riot has Bitcoin mining operations in central Texas and electrical switchgear engineering and fabrication operations in Denver, Colorado.

For more information, visit www.riotplatforms.com.

Cautionary Statement

Trading in the securities of the Company should be considered highly speculative. No stock exchange, securities commission or other regulatory authority has approved or disapproved the information contained herein. Neither the Toronto Stock Exchange, Nasdaq, or any other securities exchange or regulatory authority accepts responsibility for the adequacy or accuracy of this release.

Forward-Looking Statements

This news release contains certain “forward-looking information” and “forward-looking statements” (collectively, “forward-looking information”) that are based on expectations, estimates and projections as at the date of this news release and are covered by safe harbors under Canadian and United States securities laws. The statements and information in this release regarding the strength and positive outcome of board of director renewal, the date of the Special Meeting, the merits and potential of the Company’s growth plan and diversification strategy, other growth opportunities and prospects, statements regarding future growth, plans and objectives of the Company and the maximization of shareholder value, are forward-looking information. Any statements that involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions, future events or performance (often but not always using phrases such as “expects”, or “does not expect”, “is expected”, “anticipates” or “does not anticipate”, “plans”, “budget”, “scheduled”, “forecasts”, “estimates”, “prospects”, “believes” or “intends” or variations of such words and phrases or stating that certain actions, events or results “may” or “could”, “would”, “might” or “will” be taken to occur or be achieved) are not statements of historical fact and may be forward-looking information.

This forward-looking information is based on assumptions and estimates of management of the Company and Riot, as applicable, at the time they were made, and involves known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking information. Such factors include, among others, various risks relating to the operations and business of the Company, the future performance, liquidity and financial position of the Company and Riot, and uncertainties as to timing of the Special Meeting or the outcome. For further information concerning these and other risks and uncertainties, refer to (i) the Company’s filings on www.sedarplus.ca (which are also available on the website of the SEC at www.sec.gov), including the MD&A for the year-ended December 31, 2023, filed on March 7, 2024 and the MD&A for the three and six months ended June 30, 2024 filed on August 8, 2024, and (ii) Riot’s filings with the SEC, including the risks, uncertainties and other factors discussed under the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” of Riot’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on February 23, 2024, and the other filings Riot has made or will make with the SEC after such date, copies of which may be obtained from the SEC’s website at www.sec.gov. Although the Company and Riot have attempted to identify important factors that could cause actual results to differ materially from those expressed in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended, including factors that are currently unknown to or deemed immaterial by the Company. There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on any forward-looking information. The Company undertakes no obligation to revise or update any forward-looking information other than as required by law.

Investor Relations Contacts:

For Bitfarms:

Bitfarms

Tracy Krumme

SVP, Head of IR & Corp. Comms.

+1 786-671-5638

tkrumme@bitfarms.com

Innisfree M&A Incorporated

Gabrielle Wolf / Scott Winter

+1 212-750-5833

Laurel Hill Advisory Group

1-877-452-7184

+1 416-304-0211

assistance@laurelhill.com

For Riot:

Phil McPherson

303-794-2000 ext. 110

IR@Riot.Inc

Media Contacts:

For Bitfarms:

U.S.: Joele Frank, Wilkinson Brimmer Katcher

Dan Katcher or Joseph Sala

+1 212-355-4449

Québec: Tact

Louis-Martin Leclerc

+1 418-693-2425

lmleclerc@tactconseil.ca

For Riot:

Longacre Square Partners

Joe Germani / Dan Zacchei

jgermani@longacresquare.com / dzacchei@longacresquare.com